Exhibit 99.1

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Southwest Bancorp, Inc., Stillwater National Bank and Trust Company and Bank of Kansas
Announce New President and Chief Executive Officer

Stillwater, Okla. (Sept. 5, 2012) — Stillwater National Bank and Trust Company (SNB) and Bank of Kansas, subsidiaries of Southwest Bancorp, Inc., announced Mark W. Funke has been named president and chief executive officer. Funke will join SNB, Bank of Kansas and Southwest Bancorp effective October 1, 2012. Funke previously served as market president for Bank of Oklahoma – Oklahoma City. He replaces Rick Green who earlier this year announced he would retire in January 2013.

“We are pleased to have a highly respected individual such as Mark join our organization,” said Bob Rodgers, chairman of the board of SNB, Bank of Kansas and Southwest Bancorp. “Mark brings a deeply rooted knowledge of the industry and a pioneering vision for the company that uniquely fits our heritage and core beliefs.”

Green will remain with the organization in his new role of President Emeritus starting October 1 and will serve as a transition consultant until January 31, 2013.

“SNB and Bank of Kansas strive to provide customers with the quality they want and deserve,” said Green. “Mark understands the customer-first approach and shares an understanding of making banking accessible to clients by providing the products and services they want with the modern conveniences customers expect.”

The hiring of Funke capitalizes on a successful year for Southwest Bancorp, Inc. which includes: having the Office of the Comptroller of the Currency release SNB from its formal agreement, resuming paying dividends on Trust Preferred Securities and repaying the government for Capital Purchase Program funds.

“While I leave an institution I have a great deal of respect for, I am excited to join this organization with roots dating back 120 years,” said Funke. “Southwest Bancorp and its subsidiary banks have very committed board members, a loyal customer base and extraordinary employees. I look forward to working with the bank’s leadership as we expand on the success the bank has enjoyed, and we look to the future, building an even stronger institution for our customers and shareholders.”

Funke joined Bank of Oklahoma in 1984 and has been in his current position since 1997. He is a graduate of Kansas State University and the American Bankers Association Stonier Graduate School of Banking. He is actively engaged in community and national banking affairs. He serves on the board of the Greater Oklahoma City Chamber of Commerce, Allied Arts Foundation, Lyric Theatre of Oklahoma, Oklahoma Health Care Foundation, YMCA of Oklahoma City and the Oklahoma Medical Research Foundation. He also serves on the board of the United Way of Central Oklahoma where he served as city-wide Campaign Chair in 2010, and he serves on the American Bankers Association Government Relations Council.

Funke is a graduate of Leadership Oklahoma City Class VII and Leadership Oklahoma Class VIII. He was awarded the Paragon award in 2002 by Leadership Oklahoma City, the Urban Pioneer award in 2008 from Oklahoma City’s Plaza District Association and the John Kirkpatrick Award from Lyric Theatre in 2009.

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Stillwater National Bank (SNB) is a subsidiary of Southwest Bancorp, Inc., a publicly traded company.  Founded in 1894, SNB is headquartered in Stillwater, OK and currently has assets of $2.3 billion with offices in Oklahoma and Texas. Its sister company, Bank of Kansas is headquartered in South Hutchinson, KS and was founded in 1904. SNB and Bank of Kansas offer commercial and consumer lending, deposits and investment services, specialized cash management solutions, and other financial services.